As  filed  with  the Securities and Exchange Commission on March 22, 1999.
                                          Registration No. 333-________




                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BAYOU STEEL CORPORATION
            (Exact name of registrant as specified in its charter)

 DELAWARE                    138 HIGHWAY 3217                 72-1125783
(State or other               P. O. BOX 5000               (I.R.S. Employer
jurisdiction of           LAPLACE, LOUISIANA 70068      Identification Number)
 incorporation               (504) 652-4900
or organization)      (Address, including zip code,
                     and telephone number, including area
                     code, of registrant's  principal
                             executive offices)


          RICHARD J. GONZALEZ                           COPY TO:
VICE PRESIDENT, CHIEF FINANCIAL OFFICER,         LISA MANGET BUCHANAN
        TREASURER AND SECRETARY           JONES, WALKER, WAECHTER, POITEVENT,
        BAYOU STEEL CORPORATION                CARRERE & DENEGRE, L.L.P.
           138 HIGHWAY 3217                            51ST FLOOR
            P. O. BOX 5000                       201  ST. CHARLES AVENUE
       LAPLACE, LOUISIANA  70068            NEW ORLEANS, LOUISIANA 70170-5100
            (504) 652-4900
(Name, address, including zip code,
and telephone number, including area
    code, of agent for service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ____
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. X
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____

                              CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                           AMOUNT TO BE         PROPOSED          PROPOSED              AMOUNT OF
SECURITIES TO BE REGISTERED                      REGISTERED(1)        MAXIMUM           MAXIMUM            REGISTRATION
                                                                      OFFERING PRICE    AGGREGATE                FEE
                                                                      PER UNIT(2)       OFFERING PRICE(2)
Class A Common Stock, $.01 par value             822,422 shares       $ 3.688           $3,033,092            $844

(1) In the event of a stock split, stock dividend or similar transaction involving Class A Common Stock of the Registrant, in order to prevent dilution the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of Class A Common Stock on the American Stock Exchange on March 17, 1999.



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      BAYOU STEEL CORPORATION

                            PROSPECTUS

                       CLASS A COMMON STOCK

                         ($.01 PAR VALUE)

      This Prospectus relates to the offering of up to 822,422 shares of Class A Common Stock, $.01 par value per share, of Bayou Steel Corporation that may be offered from time to time by Rice Partners II, L.P. We will not receive any proceeds from the sale of the shares. We have agreed to pay all expenses of registration incurred in connection with this offering (including printing expenses, legal fees, accounting fees and filing fees), and the selling stockholder will pay all selling and other expenses incurred by it.

      Shares may be sold from time to time in ordinary brokerage transactions on the American Stock Exchange or such principal securities exchange on which the Class A Common Stock is then trading at the price prevailing at the time of such sales. The commission payable will be the regular commission a broker receives for effecting such sales, and the proceeds to the selling stockholder will be net of brokerage commissions

      Our company has three classes of common stock outstanding: Class A, Class B and Class C. The economic rights of the holders of Class A, Class B and Class C Common Stock are essentially identical, except that holders of Class A and Class C Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to up to ten votes per share. Class B stockholders are currently entitled to 7.014 votes per share. Our directors are currently elected by class, but only holders of Class A and Class B Common Stock are entitled to elect directors.

      The Class A Common Stock is traded on the American Stock Exchange under the symbol "BYX." On March 17, 1999, the last reported sale price of the Class A Common Stock on the American Stock Exchange was $ 3.75 per share.

      See "Risk Factors" beginning on page 3 for information that you should consider before purchasing the shares.





NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





               THE DATE OF THIS PROSPECTUS IS MARCH 22, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

      Our company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance with those requirements, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. We are also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Commission also maintains a website (http://www.sec.gov) that contains information regarding registrants, such as our company, that file electronically with the Commission. Our Class A Common Stock is traded on the American Stock Exchange. Reports, proxy statements and other information concerning our company may also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder has sold all of the shares:

*     Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

*     Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
      1998;

* the description of the Class A Common Stock set forth in our Registration Statement on Form 8-A filed with the Commission on July 8, 1988 as amended by Form 8-A/A filed July 25, 1988.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

            Bayou Steel Corporation
            Attention: Richard J. Gonzalez
            P.O. Box 5000
            LaPlace, Louisiana 70069-1156
            Telephone (504) 652-4900.

      This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state where such an offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

                  NOTICE REGARDING FORWARD-LOOKING STATEMENTS

      Information contained in or incorporated by reference into this prospectus may constitute "forward-looking" statements. As such, these statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from the anticipated future results expressed or implied by such forward-looking statements. Such forward-looking statements may include, without limitation, statements with respect to our anticipated future performance, financial position and liquidity, growth opportunities, business and competitive outlook, demand for products, business strategies, and other similar statements of expectations or objectives. These statements are highlighted by words such as "expects," "anticipates," "intends," "plans," "believes," "projects," "seeks," "estimates," "should" and "may," and variations thereof and similar expressions. A number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements including, without limitation, the following:

* changes in the price of supplies, power, natural gas, or purchased billets;

* changes in the selling price of our finished products or the purchase price of steel scrap;

* changes in supply due to imports or new capacity and changes in demand due to economic conditions;

* weather conditions in the market area of the finished product distribution;

*     changes in production technology;

*     unplanned equipment outages;

* internal and external year 2000 compliance matters and the impact that the potentially pervasive year 2000 issue may have on overall financial market conditions; and

* changes in the laws affecting labor, employee benefit costs and environmental and other governmental regulations.

See "Risk Factors." Due to these uncertainties, you are cautioned not to place undue reliance upon our forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any of our forward-looking statements.



                                 RISK FACTORS

   You should carefully consider, among other factors, the matters described below before purchasing any shares of Class A Common Stock. This list of factors is not exhaustive.

CYCLICAL INDUSTRY AND ECONOMIC CONDITIONS -- OUR INDUSTRY IS SUBJECT TO CYCLICAL INFLUENCES AND IS ALSO HIGHLY SENSITIVE TO GENERAL ECONOMIC CONDITIONS.

   Demand for most of our products is cyclical in nature and sensitive to general economic conditions. The steel industry is affected by economic conditions generally, and future economic downturns may adversely affect our company. The merchant bar and light structural shape product market is influenced by trends primarily in the fabricated metal products, machinery, construction and transportation equipment industries.

COMPETITION -- THE HIGH LEVEL OF COMPETITION IN OUR INDUSTRY MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

   We compete with a number of domestic minimills. The domestic minimill steel industry is characterized by vigorous competition with respect to price, quality and service. In addition, the domestic minimill steel industry has from time to time experienced excess production capacity, which reinforces competitive product pricing and results in continued pressures on industry profit margins. The high fixed costs of operating a steel minimill encourage minimill operators to maintain high levels of output, regardless of demand levels, which increases the downward pressures on selling prices.
Technological advancements also affect competition in the domestic minimill steel industry by increasing the efficiency and productivity of their plants and labor force. Several of our competitors have financial resources substantially greater than those available to us.

   Recently, foreign steel producers have begun to compete significantly with us in the domestic market for structural and merchant bar shape sales as a result of changes in currency exchange rates and increased steel subsidies by foreign governments. This additional competition could adversely affect our operating results.


FLUCTUATIONS IN RAW MATERIAL AND ENERGY COSTS -- OUR PROFITABILITY COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO RECOVER HIGHER RAW MATERIAL COSTS.

   The market for steel scrap, the principal raw material used in our operations, is highly competitive and its price volatility is influenced by many factors, including:

*     periodic shortages,
*     freight costs,
*     speculation by scrap brokers,
*     scrap export demand,
*     other market conditions largely beyond our control,
*     weather

   Generally, increases in finished steel prices lag behind increases in steel scrap prices, and competition has sometimes restricted the ability of minimill producers to raise prices to recover higher raw material costs. Although we purchase steel scrap from a number of dealers in different markets and are not dependent on any single supplier, our profitability would be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

   Our manufacturing process also consumes substantial volumes of electricity and natural gas. A significant increase in our electricity costs or in the price of natural gas would adversely affect our profitability if we were unable to pass such higher energy costs on to our customers.


UNIONIZED LABOR FORCE -- THERE IS NO ASSURANCE THAT FUTURE COLLECTIVE BARGAINING AGREEMENTS WILL BE COMPARABLE TO THOSE IN EFFECT TODAY.

   Approximately 320 employees at our Louisiana facility are covered under a collective bargaining agreement with the United Steelworkers of America (the "USWA") that expires in 2002, and approximately 95 employees at our Tennessee facility are covered under a collective bargaining agreement with the USWA that expires in 2004. There can be no assurance that any future collective bargaining agreements with any labor unions will contain terms comparable to the terms contained in the existing collective bargaining agreements. Further, although our current relationship with the USWA is stable, the USWA has conducted a strike at one of our facilities in the past and we cannot assure you that similar action will not occur in the future.


COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS -- THE NATURE OF OUR INDUSTRY SUBJECTS US TO NUMEROUS ENVIRONMENTAL LAWS AND REGULATIONS, AND EXPOSES US TO RELATED LIABILITY AND COMPLIANCE COSTS THAT COULD BE POTENTIALLY SIGNIFICANT.

   Like others in the industry, our minimill is required to control the emission of dust from its electric arc furnaces that contains lead, cadmium, and chromium, which are considered hazardous. We are subject to various Federal, state and local laws and regulations, including, among others, the Clean Air Act, the 1990 amendments to the Clean Air Act (the "1990 Amendments"), the Resource Conservation and Recovery Act, the Clean Water Act and the Louisiana Environmental Quality Act, and the regulations promulgated in connection therewith, concerning the discharge of contaminants which may be emitted into the air and discharged into the waterways, and the disposal of solid and/or hazardous waste such as electric arc furnace dust (collectively, "Environmental Laws").

   In the event of a release or discharge of a hazardous substance to certain environmental media, we could be responsible for the costs of remediating the contamination caused by such a release or discharge. During fiscal 1997, the United States Public Interest Research Group ("USPIRG") filed a lawsuit in Louisiana against us for alleged violations of air quality regulations. USPIRG is asking the court to award it appropriate legal fees and to assess appropriate penalties against us.

   Our company plans to close two storm-water retention ponds at the Louisiana facility's minimill. We have conducted limited analysis of the effluents of these ponds, and although this analysis has indicated that there is a limited potential for contamination, we do not believe that future remediation costs, if any, will be material. The Louisiana Department of Environmental Quality ("LDEQ") has approved a sampling plan to analyze the contents of the pond sediments which could indicate a greater level of contaminants than suggested by our limited testing. In such case, the costs of clean up could be higher than we now believe. Until such sampling is completed, however, it is impossible to estimate such costs.

   TVSC, the prior owners of our Tennessee facility, had entered into a Consent Agreement and Order (the "TVSC Consent Order") with the Tennessee Department of Environment and Conservation under its voluntary clean-up program. Our company, in acquiring the assets of TVSC, has entered into a Voluntary Consent Agreement and Order (the "Bayou Steel Consent Order") with the Tennessee Department of Environment and Conservation. The Bayou Steel Consent Order is supplemental to the previous TVSC Consent Order and does not affect the continuing validity of the TVSC Consent Order. The ultimate remedy and clean-up goals will be dictated by the results of human health and ecological risk assessment which are components of a required, structured investigative, remedial, and assessment process. The definitive asset purchase agreement between our company and TVSC provided for certain funds to be applied to costs incurred by us for activities pursuant to the TVSC Consent Order. As of January 31, 1999, investigative, remedial, and risk assessment activities have resulted in expenses of approximately $1.3 million. There is approximately $0.6 million remaining to complete the remediation. Although the funds appear to be sufficient, we cannot assure you that unexpected work, which may exceed the remaining funds, will not be required.

   Environmental Laws have been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken, but that have been found to affect adversely the environment and to create rights of action for environmental conditions and activities. Under some federal legislation (sometimes referred to as "Superfund" legislation) a company that has sent waste to a third party disposal site or elsewhere could be held liable for some portion or all the cost of remediating such site regardless of fault or the lawfulness of the original disposal activity and also for related damages to natural resources. Many states, including Georgia, have enacted similar legislation. We have been advised by the Georgia Department of Natural Resources that we are a responsible party to a site where clean up costs have been and are being expended. We have never used the site. It is alleged that the predecessor corporation to TVSC generated materials that were reportedly disposed at the site. We believe we have meritorious defenses to these charges.

   Our future expenditures for installation of environmental control facilities are difficult to predict. Environmental legislation, regulations and related administrative policies are continuously modified. Environmental issues are also subject to differing interpretations by the regulated community, the regulating authorities and the courts. Consequently, it is difficult to forecast expenditures needed to comply with future regulations. Furthermore, you cannot be sure:

* that we will not incur material environmental liabilities in the future; or

* that future compliance with Environmental Laws (whether those currently in effect or enacted in the future) will not require us to make additional expenditures or changes to our current operations.

Any of these possibilities could have a material adverse effect on our company's competitive position, results of operations and financial condition.

CONTROL BY CLASS B STOCKHOLDER -- MAJOR CORPORATE TRANSACTIONS CANNOT BE EFFECTED WITHOUT THE CONSENT OF THE CLASS B STOCKHOLDER.

      Bayou Steel Properties Limited ("BSPL") owns 100% of the Class B Common Stock of our company and has the voting power to elect approximately 60% of our Board of Directors, which will entitle BSPL to elect four of the seven directors on the Board of Directors, and to cast a maximum of 60% of the votes on all other matters. Howard M. Meyers, through his control of the corporate general partner of BSPL, controls BSPL and thus, through BSPL, controls our company. Our Restated Certificate of Incorporation requires at least 80% approval of the Class A Common Stock, Class B Common Stock and Class C Common Stock, voting as a single class, for certain major corporate transactions, such as mergers or sales of assets in excess of 20% of our net worth. As a result, the holders of the Class A Common Stock cannot effect a change of control of our company without the consent of the holder of the Class B Common Stock. In addition; prior to making any acquisition involving the issuance of additional shares of our company's capital stock, the holder of the Class B Common Stock would consider the effect such resulting dilution would have on such holder.

POTENTIAL RESTRICTIONS ON USE OF NET OPERATING LOSS CARRYFORWARD -- THIS OFFERING, IF COMBINED WITH FUTURE TRANSACTIONS, COULD RESULT IN THE LIMITATION OF OUR USE OF NET OPERATING LOSS CARRYFORWARDS.

      As of September 30, 1998, for tax purposes, we had net operating loss carryforwards ("NOLs") of approximately $220 million available to utilize against regular taxable income. Under section 382 of the Internal Revenue Code of 1986 (the "Code"), our use of any NOL would be limited if there is an increase of more than 50 percentage points in the ownership interests of certain current or future stockholders of our company within a three-year period. The issuance of shares of Class A Common Stock in this offering is insufficient to result in the application of the section 382 limitation. However, if combined with future transactions, over which we may or may not have control, it may produce an ownership change sufficient to result in our NOLs becoming subject to the annual limitations of section 382. Such a transaction could include the issuance of additional shares of our capital stock in connection with an acquisition or otherwise. We have attempted to limit this risk by providing that neither the Class A Common Stock nor the Class B Common Stock may be transferred to a person who directly or indirectly owns, or who as a result of such a transfer would own, common stock with a fair market value equal to 5% or more of the aggregate fair market value of the outstanding shares of Class A Common Stock.

SPECIAL CHARTER RESTRICTION ON TRANSFER -- CHARTER PROVISIONS MAY PRECLUDE A TAKEOVER OF OUR COMPANY WITHOUT THE CONSENT OF OUR BOARD OF DIRECTORS.

      Our Restated Certificate of Incorporation provides that Class A Common Stock and Class B Common Stock may not be transferred to a person who owns, or who as a result of such a transfer would own, common stock with a fair market value equal to 5% or more of the fair market value of the outstanding shares of Class A Common Stock. This restriction on transfer does not apply if the transfer is approved by:

* a vote of all of the directors elected by the holders of Class A Common Stock and all those elected by the Class B Common Stock, or

* a simple majority of the directors if directors are no longer elected by class voting.

This restriction on transfer will terminate upon the earlier of:

(1)   the date when our existing NOL has expired, or

(2) the date when our NOL becomes subject to the limitations of section 382 of the Code.

Although the purpose of such restriction on transfer is to protect our use of our NOL, an effect of such restriction is to preclude any takeover of our company without the consent of our Board of Directors.

LIQUIDITY -- YOU CANNOT BE SURE THAT A MORE ACTIVE MARKET FOR OUR CLASS A COMMON STOCK WILL DEVELOP.

      Our Class A Common Stock has often experienced low daily trading volumes and there can be no assurance that a more active trading market for the Class A Common Stock will develop or, if developed, will be sustained. The need to liquidate a large block of stock could adversely affect stock prices. Consequently certain potential investors may be deterred from purchasing our Class A Common Stock.


                               ABOUT OUR COMPANY

      Bayou Steel is a leading producer of light structural shapes and merchant bar steel products. Bayou Steel owns and operates a steel minimill and a stocking warehouse located on the Mississippi River in LaPlace, Louisiana (the "Louisiana facility"), three additional stocking locations accessible to our Louisiana facility through the Mississippi River waterway system, and a rolling mill and stocking warehouse in Harriman, Tennessee (the "Tennessee facility"). We produce light structural and merchant bar steel products ranging in size from three to eight inches at our Louisiana facility and merchant bar products ranging from one-half to four inches at our Tennessee facility. We estimate that we currently have aggregate annual steel melting capacity of approximately 650,000 tons and finished product rolling capacity aggregating approximately 775,000 tons, with approximately 550,000 tons at our Louisiana facility and approximately 225,000 tons at our Tennessee facility, depending on the product mix.

      Our Louisiana facility, which was constructed in 1981 at a cost of $243 million, is a minimill consisting of an electric arc furnace, a rolling mill, climate controlled warehouse facilities, and a deep-water dock on the Mississippi River. A "minimill" is a relatively low-cost steel production facility which uses steel scrap rather than iron ore as its basic raw material. In general, minimills recycle scrap using electric arc furnaces, continuous casters, and rolling mills. Our Louisiana facility's minimill includes a Krupp computer-controlled, electric arc furnace utilizing water-cooled sidewalls and roof, two Voest-Alpine four-strand continuous casters, a computer supervised Italimpianti reheat furnace, and a 15-stand Danieli rolling mill.

      Our Tennessee facility was acquired and re-started by our company in July 1995 following our purchase of substantially all of the assets of the Tennessee Valley Steel Company ("TVSC"). The rolling mill at our Tennessee facility includes a computer supervised reheat furnace, a 16-stand rolling mill and automated straightening, continuous cut-to-length, stacking and bundling equipment. Since the acquisition, we have retrained the workforce, improved the profitability of the product mix, enhanced operational efficiencies and increased capacity utilization.

      We purchase most of our scrap in the open market from a large number of steel scrap dealers, although we also operate an automobile shredder to produce some of the scrap used in our operations. At our Louisiana facility, we use steel scrap to produce finished steel in a variety of shapes, including angles, flats, channels, standard beams, and wide flange beams. At our Tennessee facility, we roll billets to produce merchant bar products, including angles, flats, rounds, and squares, and we also have the capability to produce rebar. The merchant bar product mix of our Tennessee facility extends and complements our Louisiana facility product line. Our products are used for a wide range of commercial and industrial applications.

   The location of our production and distribution facilities allows us to serve customers across a wide geographic area, including our primary markets in the Southeast, the lower Midwest, the Northeast, the Mid-Atlantic and the Appalachian states. We also sell to customers in the West Coast region, Canada, Mexico and other overseas locations. We sell our products to over 550 customers, the majority of which are steel service centers, in 42 states, Canada and Mexico.

   Bayou Steel is a Delaware corporation, and the mailing address of our executive offices is 138 Highway 3217, LaPlace, Louisiana 70068. Our telephone number is (504) 652-4900.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sales of shares by the selling stockholder.

                              SELLING STOCKHOLDER

      All 822,422 shares being offered pursuant to this Prospectus will be issued to Rice Partners II, L.P. upon exercise of a warrant to purchase Class A Common Stock for $.01 per share. We issued the warrant to the selling stockholder in connection with its purchase of Preferred Stock of the company. As of the date of this Prospectus the selling stockholder did not own any shares of Class A Common Stock other than the shares offered pursuant to this Prospectus. After completion of this offering it will not own any shares of Class A Common Stock. Jeffrey P. Sangalis, a Vice President and managing director of Rice Partners II, L.P., is a member of our company's Board of Directors. The Preferred Stock and Warrant Purchase Agreement pursuant to which the selling stockholder acquired the preferred stock and warrant of our company allow it to designate a director to the Board. According to the terms of the Preferred Stock and Warrant Purchase Agreement, once the selling stockholder ceases to own any shares of Preferred Stock and less than 25,000 shares of Class A Common Stock issued pursuant to the exercise of the warrant, the selling stockholder will no longer be entitled to designate a director to the Board. We redeemed all of the Preferred Stock held by the selling stockholder on June 22, 1998.

                             PLAN OF DISTRIBUTION

      The selling stockholder may offer and sell the shares from time to time in ordinary brokerage transactions on the American Stock Exchange or any other principal securities exchange on which the Class A Common Stock is then trading at the prices prevailing at the time of such sales. Brokers executing orders are expected to charge normal commissions. We will pay all expenses of preparing and reproducing this Prospectus and the selling stockholder will pay all brokerage commissions. In connection with the sales, the selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

                                 VOTING RIGHTS

      Except as to certain matters on which holders of the Class B Common Stock and the holders of the Class C Common Stock have class voting rights, the holders of the Class A Common Stock, together with the holders of the Class C Common Stock, are entitled to one vote per share and in the aggregate 40% of the votes eligible to be cast for all matters other than the election of directors. The holders of the Class B Common Stock are entitled to 60% of the votes eligible to be cast for all matters other than the election of directors. Certain transactions, such as the sale or acquisition of assets that exceed 20% of the company's consolidated net worth (as determined in accordance with our company's certificate of incorporation) require the consent of stockholders representing 80% of the votes that may be cast.

      The holders of the Class A Common Stock have the right to elect, as a class, that number of directors which represents 40% of the number of directors then comprising the Board of Directors and the holders of the Class B Common Stock have the right to elect, as a class, that number of directors which represents 60% of the number of directors then comprising the Board of Directors. Except as set forth below, the holders of the Class C Common Stock are not entitled to elect directors. So long as the Class A Common Stock is listed on the American Stock Exchange, if the number of shares of Class B Common Stock outstanding is less than 12.5% of the aggregate number of outstanding shares of Common Stock, the holders of the Class A Common Stock will, in addition to the voting rights discussed above, be entitled to vote as a class with the Class B Common Stock for the election of the remaining 60% of the Board of Directors, with the holders of the Class A Common Stock entitled to one vote per share and the holders of the Class B Common Stock entitled to ten votes per share. In the event that Howard M. Meyers is no longer Chief Executive Officer of the company or more than 1,362,676 shares (as adjusted) of Class B Common Stock have been converted into Class A Common Stock, the holders of the Class A, Class B and Class C Common Stock will vote together, as a single class, in the election of directors and will be entitled to one vote per share. The holders of Class B Common Stock have the option to convert all or any portion of their shares of Class B Common Stock into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for one share of Class B Common Stock.

      With certain limited exceptions, in the absence of the full approval of the Board of Directors of the company and the delivery of an opinion of counsel to the effect that the company will not lose the benefits of its NOLs, until December 31, 2003, transfers of shares of Class A Common Stock or Class B Common Stock will be null and void insofar as such transaction would cause the transferee to attain 5% ownership of the fair market value of the company's Class A Common Stock or if such transferee owned Class A or Class B Common Stock with a fair market value equal to 5% or more of the fair market value of the company's outstanding shares of Class A Common Stock. In addition, except for transfers to or for the benefit of direct or indirect beneficial owners of Class B Common Stock, or the immediate family thereof, or transactions approved by the holders of 75% of the then outstanding Class A Common Stock, shares of Class B Common Stock are transferable only upon conversion of such shares into shares of Class A Common Stock. Moreover, pursuant to an agreement executed between the company, BSPL and Howard M. Meyers immediately prior to the 1988 public offering of the Class A Common Stock, if any entity acquires within a four-year period a percentage of the voting power of BSPL in excess of 50% (the "Percentage"), such entity shall agree to purchase through a public tender offer a number of shares of Class A Common Stock equal to the total number of outstanding shares of Class A Common Stock multiplied by the Percentage, subject to certain exceptions.

      The shares of common stock of BSPL owned by Mr. Howard M. Meyers may not be sold, nor may shares of BSPL be issued, at a price which represents a premium attributable to the underlying Class B Common Stock over the market price of the Class A Common Stock, to any person or group if such sale, when aggregated with all prior sales during the immediately preceding four-year period, would result in such person or group owning more than 50% of the common stock of BSPL, unless such person or group agrees to make a tender offer within 30 days for an equivalent percentage of Class A Common Stock at the highest price paid by such person or group (expressed in equivalent shares of Class B Common Stock) for the shares of common stock of BSPL; provided that the Directors elected by the holders of the Class A Common Stock waive the charter restriction prohibiting a purchaser from acquiring 5% or more of the aggregate fair market value of the Class A Common Stock. The agreement terminates when the holders of the Class B Common Stock no longer have the right to elect a majority of the Board of Directors of the company.

      The company's Restated Certificate of Incorporation provides that if the company issues additional shares of Class A Common Stock, the holders of Class B Common Stock have the right to purchase additional shares of Class B Common Stock in such amount as is necessary to maintain after the issuance of such Class A Common Stock the ratio that the number of shares of Class B Common Stock bears to the aggregate number of shares of Common Stock outstanding immediately prior to the issuance. The consideration payable for such additional shares of Class B Common Stock must equal the fair market value of the consideration per share being paid for the Class A Common Stock being issued.

      The company's Certificate of Incorporation provides that if Mr. Meyers resigns, retires or is removed for cause as Chief Executive Officer of the company, the Class B Common Stock will no longer vote separately by class with respect to the election of directors, and will only have one vote per share.

                                 LEGAL MATTERS

      Our law firm, Jones, Walker, Waechter, Poitevent, Carrere &
Denegre, L.L.P., New Orleans, Louisiana, will issue an opinion about the legality of the shares for us and for the selling stockholder.

                                    EXPERTS

      The audited consolidated balance sheets of the company as of September 30, 1998 and 1997 and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended September 30, 1998, and the financial statement schedules incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

      No one (including any
dealer, salesman or broker)
is authorized to provide oral                 BAYOU
or written information about                  STEEL
this offering that is not                  CORPORATION
included in this Prospectus.

       _______________

      TABLE OF CONTENTS                    PROSPECTUS

                         PAGE

WHERE YOU CAN FIND MORE
 INFORMATION                2

NOTICE REGARDING FORWARD-             CLASS A COMMON STOCK
 LOOKING STATEMENTS         3            ($.01 PAR VALUE)

RISK FACTORS                3

ABOUT OUR COMPANY           7

USE OF PROCEEDS             8            MARCH 22, 1999


SELLING STOCKHOLDER         8

PLAN OF DISTRIBUTION        8

VOTING RIGHTS               8

LEGAL MATTERS               9

EXPERTS                     9

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the Common Stock registered hereunder are as follows:

            Securities and Exchange Commission
              registration fee                          $    844
            American Stock Exchange Filing fee            16,448
            Printing fees and expenses                         0
            Legal fees and expenses                        5,000
            Accounting fees and expenses                   5,000
            Miscellaneous                               $    208
                                                        --------

                 Total                                  $ 27,500
                                                        --------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serves or served in these capacities for another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Section 13 of the Company's Restated Certificate of Incorporation provides that the Company shall provide indemnification to the fullest extent permitted by Delaware law.

      Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

ITEM 16.  EXHIBITS.

     4.1 - Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-Q Quarterly Report for the quarter ended March 31, 1996, and incorporated herein by reference).

     4.2 - Restated By-laws of the Company, as amended (filed as Exhibit 3.2 to the Company's Form 10-Q Quarterly Report for the quarter ended March 31, 1996, and incorporated herein by reference).

     4.3    - Specimen of Class A Common Stock certificate (filed as Exhibit
              4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-22603), and incorporated herein by reference).

     4.4 - Indenture, dated May 22, 1998, between the Company, Bayou Steel Corporation (Tennessee), River Road Realty Corporation and First National Bank of Commerce, as trustee (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-58263), and incorporated herein by reference).

     5      - Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
              Denegre, L.L.P.

    23.1    - Consent of Arthur Andersen LLP.

    23.2 - Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

    24      - Power of Attorney (included in the Signature Page to this
              Registration Statement).
____________________


ITEM 17.  UNDERTAKINGS.

      (a)   The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            (2) Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under
Item 18, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of LaPlace, State of Louisiana, on March 3, 1999.

                                          BAYOU STEEL CORPORATION

                                    By:   /S/ HOWARD M. MEYERS
                                          Howard M. Meyers
                                          Chairman of the Board and Chief
                                          Executive Officer


                                 POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Howard M. Meyers and Richard J. Gonzalez, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                       TITLE                                   DATE
/S/ HOWARD M. MEYERS            Chairman of the Board, Chief
    Howard M. Meyers            Executive Officer and Director            March 3, 1999


/S/ JERRY M. PITTS              President, Chief Operating
     Jerry M. Pitts             Officer and Director                      March 3, 1999


/S/ RICHARD J. GONZALEZ         Vice President, Chief Financial
   Richard J. Gonzalez          Officer, Treasurer and Secretary          March 3, 1999


/S/ LAWRENCE E. GOLUB           Director
    Lawrence E. Golub                                                     March 3, 1999

/S/ MELVYN N. KLEIN             Director
     Melvyn N. Klein                                                      March 3, 1999

/S/ ALBERT P. LOSPINOSO         Director
   Albert P. Lospinoso                                                    March 3, 1999

/S/ STANLEY S. SHUMAN           Director
    Stanley S. Shuman                                                     March 3, 1999

/S/ JEFFREY P. SANGALIS         Director
   Jeffrey P. Sangalis                                                    March 3, 1999

                                 EXHIBIT INDEX

                                                                                 SEQUENTIALLY
EXHIBIT                                                                            NUMBERED
NUMBER                       DESCRIPTION                                             PAGE

4.1 Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-Q Quarterly
        Report for the quarter ended March 31, 1996, and incorporated herein by reference).

4.2 Restated By-laws of the Company, as amended (filed as Exhibit 3.2 to the Company's Form 10-Q Quarterly Report for the quarter ended
        March 31, 1996, and incorporated herein by reference).

4.3 Specimen of Class A Common Stock certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration
        No. 33-22603), and incorporated herein by reference).

4.4     Indenture, dated May 22, 1998, between the Company, Bayou Steel
        Corporation (Tennessee), River Road Realty Corporation and First
        National Bank of Commerce, as trustee (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-4 (No. 333-58263), and incorporated herein by reference).

5       Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
        L.L.P.

23.1    Consent of Arthur Andersen LLP.

23.2    Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
        L.L.P. (included in Exhibit 5).

24      Power of Attorney (included in the Signature Page to this
        Registration Statement).

____________________